EXHIBIT 99.1

FOR RELEASE MAY 4, 2011

SOURCE: Uni-Pixel, Inc.

UniPixel to Present at MDB Capital Group’s Annual Bright Lights Conference on May 11, 2011

THE WOODLANDS, Texas — May 4, 2011 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Clearly Superior™ Performance Engineered Films to the touch screen, flexible electronics, lighting and display markets, has been invited to present at MDB Capital Group’s Annual Bright Lights Conference. The conference will be held at the Le Parker Meridien Hotel in New York City on May 10-11, 2011.

UniPixel's president and chief executive officer, Reed Killion, is scheduled to present on Wednesday, May 11, 2011 at 10:30 a.m. Eastern time, with one-on-one meetings held throughout the day. Killion will discuss the company's progress with a number of products based on its performance engineered film technology, including the initial sales of its FingerPrint Resistant films under the Clearly Superior UniPixel brand. He will also discuss the company’s first quarter 2011 results, as well as its financial and strategic outlook.

The Bright Lights Conference will showcase the most innovative public companies ranked in the 90th percentile for technology leadership from more than 1,500 small-cap companies with U.S. patents, as rated by PatentVest, MDB’s proprietary IP business intelligence platform. Presenting companies are selected from MDB’s "Best & Brightest" list, which have been scored, ranked and analyzed on the basis of their rate of innovative change, as well as the novelty, quality and industry impact of their patents.

For more information about the conference or to schedule a one-on-one meeting with UniPixel management, contact your MDB Capital representative at 310-526-5004 or visit www.mdb.com/2011-bright-lights-conference.html.

About MDB Capital Group
MDB Capital Group LLC is an institutional research and investment banking firm that focuses exclusively on companies that possess market changing, disruptive intellectual property. For more information, visit www.mdb.com.

About UniPixel, Inc.
Headquartered in The Woodlands, Texas, UniPixel delivers Clearly Superior™ Performance Engineered Films to the Lighting & Display, Solar and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas, combined with a thin film conductive element. The company offers its films as sub-components for use in LCD, FSC – LCD and its Time Multiplexed Optical Shutter (TMOS) display technology as a back light film and active film sub-component. The company is shipping its Clearly Superior™ Finger Print Resistant protective cover films for multiple touch enabled devices. UniPixel sells its films under the Clearly Superior™ brand, as well as private label and OEM. For further information visit www.unipixel.com.

Company Contact:
Jeffrey Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Liolios Group
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com